FOR IMMEDIATE RELEASE

                  Contact:

                  Barbara Lucas      Mark Rothleitner     Samuel Cypert
                  Media Contact      Investor Contact     Investor/Media Contact
                  Black & Decker     Black & Decker       Masco
                  410-716-2980       410-716-3979         313-792-6646



              MASCO CORPORATION AND THE BLACK & DECKER CORPORATION
                         ANNOUNCE EARLY TERMINATION OF
                       HART SCOTT RODINO ANTITRUST REVIEW


     Taylor, Michigan (August 11, 2003) - Masco Corporation (NYSE:MAS) and The Black & Decker Corporation (NYSE:BDK) today announced that they have received notification from the Federal Trade Commission that the Commission has granted early termination of the waiting period, under the Hart Scott Rodino Antitrust Improvements Act of 1976, with respect to Masco's proposed sale of Baldwin
Hardware Corporation and Weiser Lock Corporation to The Black & Decker Corporation.

     Filings in foreign countries relating to this transaction remain pending and the transaction continues to be subject to negotiation and execution of a definitive purchase agreement and Board of Director approvals.

     Headquartered in Taylor, Michigan, Masco Corporation is one of the world's leading manufacturers of home improvement and building products as well as a leading provider of services that include the installation of insulation and other building products.

     Masco Corporation's press releases and other information are available through the Company's toll free number, 1-888-MAS-NEWS, or you may visit Masco's website at www.masco.com.

     Headquartered in Towson, Maryland, Black & Decker is a leading global manufacturer and marketer of power tools and accessories, hardware and home improvement products, and technology-based fastening systems.
                                     (more)

Page Two

     Black & Decker's press releases and other information are available through the Company's toll free number, 1-800-992-3042, or you may visit Black & Decker's website at www.bdk.com.

                                     # # # #



Statements  contained  herein may  include  certain  forward-looking  statements regarding Masco's future sales, earnings growth potential and other developments. Actual results may vary materially because of external factors such as interest rate fluctuations, changes in consumer spending and other factors over which management has no control. Additional information about our products, markets and conditions, which could affect our future performance, is contained in the Company's filings with the Securities and Exchange Commission and is available on Masco's website at www.masco.com.

Statements in this press release regarding Black & Decker Corporation's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see the "Forward-Looking Statements" sections in the Company's reports filed with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the most recently ended fiscal year. These reports are available on Black & Decker's website at www.bdk.com. Black & Decker undertakes no obligation to correct or update any forward-looking statements, whether as a result of new information, future events or otherwise.